As filed with the Securities and Exchange Commission on November 13, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Golden Telecom, Inc.
(Exact name of registrant as specified in its charter)

Delaware	51-0391303
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

Representation Office of Golden TeleServices, Inc. 1 Kozhevnichesky Proezd Moscow, Russia	115114
(Address of Principal Executive Offices)	(Zip Code)
1999 Golden Telecom, Inc. Equity Participation Plan
(Full title of the plan)
Julia Marx
Golden Telecom, Inc.
2831 29th Street, NW
Washington, D.C. 20008
(Name and address of agent for service)
(202) 332 — 5997
(Telephone number, including area code, of agent for service)
Copies to:

William Greason, Esq. Chadbourne & Parke LLP 30 Rockefeller Plaza New York, NY 10112 (212) 408-5527	Ilya Smirnov, Esq. Representation Office of Golden TeleServices, Inc. 1 Kozhevnichesky Proezd Moscow, Russia 115114 (011-7-495) 797-9300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon exercise of the options granted under the 1999 Golden Telecom, Inc. Equity Participation Plan (the “Plan”), but in no event prior to the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐
     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
		Offering Price Per Share	Proposed Maximum	Amount of
Title of Securities to be Registered	Amount to be Registered (1)	Price (2)	Aggregate Offering (2)	Registration Fee
Common Stock Par Value $0.01 per share	1,000,000	$100.38	$100,380,000	$3,082

(1)	The 1,000,000 shares of common stock being registered are additional shares which were added to the 1999 Golden Telecom, Inc. Equity Participation Plan by amendment adopted by the Company’s shareholders on May 17, 2007.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the bid and ask prices of the common stock of Golden Telecom, Inc. reported on the NASDAQ Global Select Market on November 6, 2007.
THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING IN ACCORDANCE WITH RULE 462 UNDER THE SECURITIES ACT.

EXPLANATORY NOTE
          The prospectus (the “Prospectus”), containing information required by Part I of Form S-8 and related to this Registration Statement on Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8. The Prospectus will also be used in connection with the offer and sale of shares of Golden Telecom, Inc. (the “Company” or “GTI”) registered under the Registration Statement on Form S-8 filed on July 17, 2000 (File No. 333-41542) and the Registration Statement on Form S-8 filed on October 23, 2001 (File No. 333-72036).
          This Registration Statement includes a reoffer prospectus, prepared in accordance with the requirements of Form S-3 (the “Reoffer Prospectus”), which may be used for the offer and sale of securities registered hereunder, and in accordance with Rule 429 of the Securities Act of 1933, as amended, the offer and sale of securities registered under the Registration Statement on Form S-8 filed on July 17, 2000 (File No. 333-41542) and the Registration Statement on Form S-8 filed on October 23, 2001 (File No. 333-72036) by certain officers and directors of GTI who may be deemed to be “affiliates” of GTI, as that term is defined in Rule 405 under the Securities Act of 1933, as amended.

PROSPECTUS
[GOLDEN TELECOM™]
Common Stock
     This prospectus relates to offers and sales by certain of our officers and directors (also called Selling Stockholders) who may be deemed to be “affiliates” of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended, of shares of our common stock that have or may be acquired by such person upon exercise of incentive stock options, upon the exercise of nonqualified stock options or the vesting of restricted shares granted pursuant to our 1999 Equity Participation Plan.
     Shares covered by this prospectus may be offered and sold from time to time by or on behalf of the Selling Stockholders through brokers on the NASDAQ Global Select Market, on the over the counter market, in privately negotiated transactions or otherwise at the prices prevailing at the time of such sales or at negotiated prices. No specified brokers or dealers have been designated by the Selling Stockholders and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this prospectus, however, Merrill Lynch, Pierce, Fenner & Smith Incorporated were appointed by the Company as broker for the cashless exercise of the incentive stock options or nonqualified stock options or the sales of restricted shares granted pursuant to our 1999 Equity Participation Plan. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will pay all expenses of preparing and reproducing this prospectus, but will not receive any of the proceeds from sales by any of the Selling Stockholders.
     Investing in our common stock involves risks that are described in the “Risk Factors” section commencing on page 7 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The date of this prospectus is November 13, 2007.

ABOUT THIS PROSPECTUS
     You may rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus or any supplement. Neither the delivery of this prospectus nor sale of the shares of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS SUMMARY
     This summary contains basic information about this offering. This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, before making an investment decision.
Business Overview
     The following information is qualified in its entirety by the more detailed information and financial information appearing elsewhere in or incorporated by reference into this prospectus.
     We are a leading facilities-based provider of integrated telecommunication and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”). We offer voice, data and Internet services to corporations, operators and consumers using our metropolitan overlay network in major cities throughout Russia, Ukraine, Kazakhstan, and Uzbekistan, and via leased channels and inter-city fiber optic and satellite-based networks. In addition, we offer mobile services in Moscow and the Moscow region, and in the Ukrainian cities of Kiev and Odessa.
     We organize our operations into four business segments, as follows:
•	Business and Corporate Services Using our fiber optic and satellite-based networks in and between major metropolitan areas of Russia, Ukraine and other countries of the CIS, we provide business and corporate services including voice and data services to corporate clients across all geographical markets and all industry segments, other than telecommunications operators;

•	Carrier and Operator Services. Using our fiber optic and satellite-based networks in and between major metropolitan areas of Russia, Ukraine and other countries of the CIS, we provide a range of carrier and operator services including voice and data services to foreign and Russian telecommunications and mobile operators;

•	Consumer Internet Services. Using our fiber optic and satellite-based networks, we provide Internet access to the consumer market and web content offered through a family of Internet portals throughout Russia, Ukraine, Kazakhstan, and Uzbekistan; and

•	Mobile Services. Using our mobile networks in Moscow, Kiev and Odessa, we provide mobile services with value-added features, such as voicemail, roaming and messaging services on a subscription and prepaid basis.
     You should consider all the information contained in this prospectus before making an investment in the common stock. In particular, you should consider the factors described under “Risk Factors”, on page 7 of this Prospectus.
INFORMATION WE INCORPORATE BY REFERENCE
     The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold or until we terminate this offering:
(a) the Registrant’s Forms 8-K filed by the Registrant with the Commission on January 24, 2007, January 25, 2007, February 8, 2007, February 27, 2007, March 13, 2007, March 15, 2007, March 22, 2007, March 28, 2007, May 8, 2007, May 22, 2007, May 25, 2007, May 31, 2007, July 3, 2007, July 19, 2007, July 20, 2007, August 9, 2007, August 10, 2007, October 9, 2007 and November 8, 2007;
(b) the Registrant’s Forms 8-K/A filed by the Registrant with the Commission on May 30, 2007 and August 9, 2007;
(c) the Registrant’s annual report on Form 10-K for the year ending December 31, 2006 filed by the Registrant with the Commission on March 16, 2007;
(d) the Registrant’s proxy statement filed by the Registrant with the Commission on April 30, 2007,
(e) the Registrant’s quarterly report on Form 10-Q for the quarter ending March 31, 2007 filed by the Registrant with the Commission on May 15, 2007;

(f) the Registrant’s quarterly report on Form 10-Q/A for the quarter ending March 31, 2007 filed by the Registrant with the Commission on August 14, 2007;
(g) the Registrant’s quarterly report on Form 10-Q for the quarter ending June 30, 2007 filed by the Registrant with the Commission on August 14, 2007;
(h) the Registrant’s quarterly report on Form 10-Q for the quarter ending September 30, 2007 filed by the Registrant with the Commission on November 9, 2007;
(i) the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on July 17, 2000; and
(j) the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on October 23, 2001.
     In addition, all documents subsequently filed or furnished by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing or furnishing of such documents.
     We also incorporate by reference the description of the common stock of the Company contained in the Company’s Registration Statement dated April 27, 2001 (File No. 333-39260).
     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Golden Telecom, Inc.
2831 29th Street, NW
Washington, D.C. 20008
Attention: Julia Marx
Telephone: (202) 332-5997
     You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a Registration Statement (together with all amendments and exhibits thereto, the “Registration Statement”) under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not include all the information set forth in the Registration Statement, and you should refer to the Registration Statement for further information with respect to our company.
     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file periodic reports, proxy and information statements, and other information with the SEC. The Registration Statement and all of these reports, proxy and information statements, and other information filed by us with the SEC may be inspected and copied at the Public Reference Room maintained at the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these materials may be obtained by mail from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, such as Golden Telecom, Inc. that file electronically with the SEC.

RISK FACTORS
     You should carefully consider the following risks relating to us as well as other information contained in this prospectus before deciding to invest in shares of our common stock. Our business, financial condition or results of operations have been, and could be, materially adversely affected by the following risks. The value of your investment may decrease and could result in a loss.
Risks Associated with Our Business
We may encounter difficulties expanding and operating our business, including the integration of acquired companies
     We have experienced significant growth as a result of acquisitions and expect such growth to continue. As we grow, it will become increasingly difficult and more costly to manage our business.
     Acquisition transactions are accompanied by a number of risks, including risks related to:
▪	The consolidation of the operations and personnel of the acquired companies;

▪	The potential disruption of our ongoing business and distraction of management;

▪	The introduction of acquired technology content or rights into our products and unanticipated expenses related to such integration;

▪	The potential negative impact on reported earnings;

▪	The possibility that revenues from acquired businesses and other synergies may not materialize as anticipated;

▪	The deterioration of relationships with employees and customers as a result of any integration of new management personnel; and

▪	Contingent liabilities associated with acquired businesses, especially in the markets where we operate.
     We may not be successful in addressing these risks or any other problems encountered in connection with our completed and future acquisitions and our operating results may suffer as a result of any failure to integrate these businesses with our existing operations.
     In addition, we may encounter difficulties in building our networks with respect to:
▪	Delivering services that are technically and economically feasible;

▪	Financing increases in the regional network construction and development area;

▪	Obtaining in a timely manner and maintaining licenses, permissions to operate telecommunications equipment, frequency allocations and other governmental permissions sufficient to provide services to our customers;

▪	Marketing our services in a large geographic area to new potential customers;

▪	Obtaining sufficient interconnect arrangements;

▪	Meeting demands of local special interest groups;

▪	Obtaining compliance certificates for our telecommunications equipment in a timely and cost-efficient manner; and

▪	Obtaining adequate supplies of network equipment.
Reorganizations in the Ukrainian telecommunications sector may have strengthened the position of the monopoly incumbent and may encourage unfair competition
     In preparation for a large-scale privatization of the telecommunications industry, the Ukrainian government reorganized the state telecommunications sector so that Ukrtelecom, the state telecommunications operator, holds all the government’s interests in the telecommunications industry. The Ukrainian government owns approximately 93% of Ukrtelecom and intends to partially sell its stake in Ukrtelecom in 2007 or 2008. It is expected that the Ukrainian government will continue to control at least 51% of Ukrtelecom’s shares.
The emergence of a single self-regulating Ukrainian telecommunications monopoly may have adverse financial consequences for us because:

•	We may have no effective recourse against the state monopoly carrier since the state regulator controls and manages the monopoly carrier and the judiciary system is severely underdeveloped and cannot be relied upon to protect and enforce unfair competition;

•	A single Ukrainian self-regulating monopoly is able to create favorable market conditions for itself and cause unfavorable conditions for us; and

•	Any subsequent privatization of Ukrtelecom may bring in strong management and resources from a major telecommunications operator, increasing its competitive strengths.
Failure to obtain sufficient and reliable transmission capacity at reasonable costs could cause us to incur losses
     Historically, we have leased a substantial portion of our network transmission capacity under agreements that generally have one to three-year fixed terms. We rely on third parties’ ability to provide data transmission capacity to us. These third parties themselves, in turn, may be receiving capacity from others. If our lease arrangements deteriorate or terminate and we are unable to enter into new arrangements or if the entities from which we lease such capacity are unable to perform their obligations under these arrangements, our cost structure, service quality and network coverage could be adversely affected.
     We currently provide international switched voice, data and IP services in Russia by relying on Rostelecom and Eurotel to provide leased transmission capacity within Russia. We rely on local operators for last-mile access to end-users. These companies may be subject to political and economic pressures not to lease capacity to foreign operators or competitors. Any changes in regulation or policies that restrict us from leasing adequate capacity could have an adverse effect on our business. Local telecommunications operators may, for business reasons or otherwise, resist giving us access to the last mile.
     The failure of Rostelecom, Eurotel, local operators or any other provider to comply with lease arrangements or our inability to obtain other long-term leases on a timely basis or maintain existing leases for fiber optic cable or transmission capacity would prevent us from deploying and operating our network as planned. This could have a material adverse effect on our ability to operate.
Our ability to provide our services is dependent on securing and maintaining interconnection agreements with Svyazinvest, Ukrtelecom and other facilities providers
     Our ability to provide telecommunications services depends on our ability to secure and maintain interconnection agreements with Svyazinvest, Ukrtelecom and other incumbent owners of networks. Since we do not currently anticipate owning all the facilities we need to operate our networks, we will always rely on the telecommunications networks of other providers to some degree. Interconnection is required to complete calls that originate on our networks but terminate outside our networks, or that originate from outside our networks and terminate on our networks. Our current interconnection agreements with incumbent operators expire in various years between 2007 and 2014. We have experienced substantial increases in interconnection costs with incumbent operators. It is possible that in the future our interconnection agreements may not be renewed or not renewed on a timely basis or on commercially reasonable terms, thus possibly having a material adverse effect on our business.
     In Russia, we are dependent on Svyazinvest for the provision of leased lines and/or interconnect circuits used to connect our points of interconnection to our network backbones. A failure by Svyazinvest to provide such leased lines and/or interconnect circuits in accordance with our plans, or to satisfy our customers’ demands on certain routes, has in the past given rise to capacity constraints in our network on certain routes. While we believe that these capacity constraints have been eliminated, we may continue to experience capacity constraints until we increase the number of points of interconnection to our network, allowing us to route a greater proportion of traffic over our network.
     In Ukraine, we are, to a great extent, dependent on Ukrtelecom for the provision of leased lines and/or interconnect circuits used to connect our indirect access customers throughout Ukraine. A failure by Ukrtelecom to provide such leased lines and/or interconnect circuits in accordance with our plans, or to satisfy our customer demand on certain routes, could give rise to capacity constraints in our network on certain routes in Ukraine if are not able to find an alternative circuit’s provider.
Our network may not be able to support the growing demands of our customers
     The uninterrupted operation of our networks is vital to our success. The stability of our systems depends on our ability to provide sufficient capacity to meet the needs of our customers, and that, in turn, depends on the integration of suitable technology into our networks. As we continue to increase both the capacity and the reach of our networks, and as traffic volume continues to grow, we will face greater demands and challenges in managing our circuit capacity and traffic management systems. Any prolonged failure of our communications network or other systems or hardware that causes significant interruptions to our operations could seriously damage our reputation and result in customer attrition and financial losses.

     We rely to a significant degree on the Russian and Ukrainian networks being able to deliver our services, and the underdevelopment of such networks may hinder our ability to obtain sufficient capacity for our traffic volumes, especially as we expand our Internet access business. Moreover, it is increasingly difficult to expand within Moscow because the existing city network does not have sufficient capacity, and we may be unable to procure enough telephone numbers and connection lines for our customers utilizing our services. These factors may have a material adverse effect on our expansion plans and our ability to provide services to new customers.
Russian companies may be required to adopt a plan of liquidation when their net assets are negative
     Under Russian law, in the event the value of a company’s net assets is less than the minimum charter capital allowed by law, such company may be required to adopt a decision to liquidate. Even if the company declines to approve its liquidation, governmental agencies responsible for the State registration of companies, as well as other designated State bodies, for example, the Federal Service for the Financial Markets, are authorized to bring a lawsuit seeking liquidation of the company until the expiration of the relevant statute of limitation. Some of our subsidiaries had in the past negative net asset values which could make them subject to the legal requirement to adopt a plan of liquidation. Any voluntary or forced liquidation could have material adverse effect on our business.
We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances
     Most of the telecommunication network architecture that we employ and the architecture of local public networks were not originally designed to accommodate levels or types of services we provide and it is unclear whether current or future anticipated levels of traffic will result in delays or interruptions in our services. In the future, we may be required to make significant changes to our architecture, including moving to a completely new architecture, or we may be required to invest in order to upgrade local public networks. If we are required to switch architectures, we may incur substantial costs and experience delays or interruptions in our operations. If we experience delays or interruptions in our operations due to inadequacies in our current architecture or as a result of a change in architectures, users may become dissatisfied with our services and move to competing providers. Any loss of traffic, increased costs, inefficiencies or failures to adapt to new technologies and the associated adjustments to our architecture could have a material adverse effect on our business.
We are in a competitive industry and our competitors may be more successful in attracting and retaining customers
     The market for our products and services is competitive and we expect that competition, especially in underdeveloped markets, will continue to intensify. As we expand the scope of our offerings, we will compete directly with a greater number of competitors providing services in the same markets. Negative competitive developments could have a material adverse effect on our business.
     Our competitors include incumbent Russian and Ukrainian operators, alternative operators, mobile operators and other large international telecommunications providers doing business in the CIS. Our competitors may have substantially greater resources, closer ties to governmental authorities and longer operating histories. These advantages may give them a competitive edge over alternative providers like us. This competition may result in a loss of customers, falling prices and a decline in revenues.
     We are operating in recently liberalized markets in an evolving and highly competitive industry. We expect our competitors to continually improve their products and services while also reducing their prices. Our success will depend on our ability to compete effectively in this environment.
     The telecommunications market in Russia has historically been dominated by Svyazinvest and in Ukraine by Ukrtelecom, both being former state monopoly telecommunications services providers. These companies and other established competitors have significant competitive advantages over us which include:
▪	Greater resources, market presence and network coverage;

▪	Greater brand name recognition, customer loyalty and goodwill;

▪	Control over domestic transmission lines and over access to these lines by other participants; and

▪	Close ties to national and local regulatory authorities which may be reluctant to adopt policies that would give rise to increased competition for Svyazinvest or Ukrtelecom.
     Recently, Comstar strengthened its position in the market by receiving approximately $1 billion as a result of its IPO. MGTS is controlled by Comstar. As a result of this control, Comstar has an advantage in broadband access. In 2006, Comstar also purchased a 25% plus one share in Svyazinvest which means that it may be able to influence the intra-zonal operators which compete with us.
Our existing billing and management information systems may not be able to meet our future needs
     We may encounter difficulties in enhancing our billing and management information systems and in integrating new technology into such systems. We have historically operated through distinct companies, but we are in the process of integrating our billing and management information systems so that we will be able to bill our customers and to manage other administrative tasks through unified systems. If we are unable to integrate and upgrade our billing and management information systems to support our integrated operations, our billing may suffer which could have a material adverse effect on our revenues.
     In addition, in order to comply with the regulations that became effective January 1, 2006, we entered into service contracts with the local and intra-zonal operators to act as our regional agents for the provision of Domestic Long Distance/International Long Distance (“DLD/ILD”) services. In our operations outside Moscow and St. Petersburg, we rely on our agents’ billing and information systems to provide information necessary to generate invoices. Thus, we are subject to risks associated with verification and calculation of volumes of long-distance services provided to end users, invoicing and revenue recognition. The absence in the regulations of a mandatory provision for local and intra-zonal network subscriber information to be shared with long-distance operators represents a substantial potential risk to us. This information could be critical to our ability to properly record traffic transit from subscribers, calculate charges for services rendered, and issue invoices.
     Any damage to our network management center or our major switching centers could harm our ability to monitor and manage network operations and generate accurate call detail reports from which we derive our billing information.
     In our operations outside Moscow, Kiev and St. Petersburg, we rely on our ventures’ switches to provide information necessary to generate invoices. We cannot ensure that their systems will meet our needs or the needs of our customers.
Our ability to integrate and further develop certain acquired businesses will determine our ability to develop our broadband strategy
     In February 2007, we announced the closing of the acquisition of a 65% interest in Fortland Limited, which owns 100% of Kolangon-Optim LLC (“Kolangon”). Kolangon and its six wholly-owned subsidiaries hold permits to operate frequencies in the 8 MHz bandwidth in Moscow and St. Petersburg. Kolangon also possesses a license to provide communications services for the purpose of digital TV broadcasting. The successful development of this business depends on several factors, including our ability to deploy transmitters and negotiate with television channels and large content providers to secure access to content. If we are not able to deploy the transmitters in a timely manner or receive content as we anticipate, our ability to expand our operations into this market will be disrupted and our broadband strategy and business could be materially adversely affected.
     In May 2007, we completed the acquisition of ZAO Cortec and its subsidiaries (together “Corbina Telecom”). Corbina Telecom offers several telecommunications services including Fiber-to-the-Building (“FTTB”) broadband Internet services in several Russian cities. Our ability to develop broadband service offerings in Moscow will depend on our ability to integrate Corbina Telecom into our operations and to continue to build the business. The development of Corbina’s business will continue to depend on obtaining the necessary permits to install, upgrade and operate equipment and to commission networks. Any difficulty or inability to fulfill such tasks could seriously disrupt our broadband business and our ability to develop our broadband strategy. Our ability to develop broadband service offerings will also depend on our ability to compete with companies that are substantially owned by local authorities, which are the authorities that will be granting some of the necessary permits and licenses. Our competitors may also attempt to disrupt such activities through regulatory action or connections with regulatory agencies. If we do not successfully integrate and develop Corbina Telecom, our ability to further develop our broadband strategy will be adversely affected and our business could suffer.
     The integration of acquired businesses requires significant time and effort of our senior management, who are also responsible for managing our existing operations. The integration of new businesses may be difficult for a number of reasons, including differing management styles, systems and infrastructure and poor records of internal controls. In addition, integrating acquired companies may require significant capital expenditures. Further, even if we are successful in integrating our existing and new businesses, expected synergies and cost savings may not materialize, resulting in lower than expected profit margins. If we do not realize the expected synergies and cost savings from the integration of newly acquired companies, our financial condition, results of operations and prospects could be materially adversely affected.
Failure to install our transmitter on Ostankino television tower in Moscow could disrupt our television and media business plans
     Russian Television and Radio Broadcasting Network (“RTRS”) is the Russian agency responsible for regulating the operations of television towers in the Russian Federation. We are currently negotiating with RTRS to install a transmitter on the Ostankino television tower. If we are unable to successfully negotiate with RTRS to allow us to install the transmitter on the

Ostankino tower then we will need to search for alternative towers on which to install our transmitter. We are currently seeking alternative locations. Such searches may be time consuming and may force us to revise our business case for our television and media business. Any such revision of our business plans for television and media could disrupt our current business and future development plans for offering media and television services and could have a negative impact on our future performance.
We may encounter difficulties in fully complying with applicable laws due to confusion and contradictions in the laws and legal structures of the countries where we operate
     The application of the laws of any particular country is not always clear or consistent. This is particularly so in Russia, Ukraine and other CIS countries where the legislative drafting has not always kept pace with the demands of the marketplace. These countries often have commercial practices and legal and regulatory frameworks that differ significantly from those in the US and other Western countries. As a result, it is often difficult to ensure that we are in compliance with changing legal requirements. If we, any of our ventures, or any of our acquired companies are found to be involved in practices that do not comply with local laws or regulations, then we may be exposed, among other things, to significant fines, the risk of prosecution or the suspension or loss of our licenses, frequency allocations, authorizations or various permissions, any of which could have a material adverse effect on us.
     The Russian Ministry of Telecommunications, the Ukrainian Telecommunications Committee and Russian Rossvyaznadzor, a Russian governmental body that is responsible for the control and supervision of information technology and communications, regularly check our compliance with the requirements of the applicable legislation and our telecommunications licenses. We use our best efforts to comply with all such requirements. However, we cannot assure you that in the course of future inspections we will not be found to be in violation of the applicable legislation. Any such finding could have a material adverse effect on our operations. For example, we received a warning from Rossvyaznadzor that Sovintel should remedy certain alleged violations in traffic routing. The allegation follows an inspection by Rossvyaznadzor of an independent operator. We have reviewed the allegations and believe that we are in compliance with our licenses, however, we cannot be certain that Rossvyaznadzor will agree with us.
     It may be difficult and prohibitively expensive for us to comply with applicable Russian telecommunications regulations related to state surveillance of communications traffic. Currently, Ukrainian authorities are also trying to implement state surveillance of communications traffic. Full compliance with these regulations that allow the state to monitor voice and data traffic may be overly burdensome, expensive and lead to a drop in quality of service. Noncompliance may lead to the imposition of fines or penalties on us, or the revocation of our operating licenses. Further, some customers may decline to utilize the services of a telecommunications provider whose networks facilitate state surveillance of communications traffic.
     On May 31, 2005, we received a DLD/ILD license in Russia which is valid until May 31, 2012. On January 16, 2006, we announced that the construction of our FTN was completed in compliance with the Telecommunications Law and our DLD/ILD license was finally confirmed by Rossvyaznadzor on November 27, 2006. On December 15, 2006, the Russian Ministry of Telecommunications granted us access codes to operate our FTN. We have obtained the required governmental permissions for operation of all of the international and intercity communication transit nodes that are part of the FTN. Prior to the construction of our FTN, we provided domestic and international long distance services pursuant to other licenses. We believe that we were offering such services in compliance with Russian regulations and legislation.
     If regulatory agencies and tax authorities consider that our routing of traffic or offering of DLD/ILD services violated Russian regulations and legislation, we could be subject to license suspensions, revocations, fines and penalties. Any of these events could have a material adverse effect on our operations.
Our telecommunications licenses may not be extended or may be suspended or revoked
     Our telecommunications licenses expire in various years from 2007 to 2016. If renewed, our licenses may contain additional obligations, including payment obligations, or may cover reduced service areas. If our telecommunications licenses for provision of local, intercity, interzonal and international telephone services are not renewed, our business could be adversely affected. In addition, regulations adopted in furtherance of the Telecommunications Law, effective from January 1, 2006, provide that the Russian Ministry of Telecommunications may amend the conditions of a license, which can negatively affect our business by increasing our costs for providing telephone services. Depending on the growth of our business in other license areas, the failure to have any other particular license renewed could also materially adversely affect our business.
     If we fail to completely fulfill specific terms of any of our telecommunications licenses related to line and operational capacity, investment requirements, territorial or other technical requirements, payment or reporting obligations, local registrations of our telecommunications licenses, frequency permissions or other governmental permissions or if we provide our services in a manner that violates applicable law, Rossvyaznadzor may suspend our licenses, frequency permissions or other governmental permissions, or in the case of continued non-compliance, initiate court proceedings for the revocation of our licenses. If any of our telecommunications licenses are suspended or terminated or if extensions requested are not granted or action is taken against our company or our subsidiaries to revoke a license, our business could be adversely affected.

We may fail to obtain renewals or extensions of our frequency allocations for our earth stations and other radio frequency equipment that we use in our operations
     Our frequency allocations for most of our license areas expire on the expiration date of our corresponding licenses. We cannot predict whether we will be able to obtain extensions of our frequency allocations and whether extensions will be granted in a timely manner and without any significant additional costs. It is possible that there could be a reallocation of frequencies upon the expiration of existing allocations or the granting of frequency allocations for the same channels as our frequency allocations, requiring that we coordinate the use of our frequencies with the other license holders and/or experience a loss of quality in our network.
     If we fail to obtain renewals or extensions of our frequency allocations for parts of our network based on radio frequencies, which expire on various dates, or if other license holders are granted overlapping frequencies, our business could be adversely affected.
Certain of our loan agreements contain restrictive covenants
     Certain of our loan agreements contain covenants limiting our ability to take certain actions including to incur debt and assume debt and require us to maintain certain financial ratios. Failure to comply with the covenants could cause a default and result in the debt becoming immediately due and payable, which would materially adversely affect our business, financial condition and results of operation.
Risks Associated With Our Shareholder Structure
Our significant shareholders have other interests which may conflict with our interests
     Although we own 51% of Corbina we cannot assure you that the other shareholders in Corbina may not have interests which conflict with ours. Further, some of our major shareholders have commercial interests with other shareholders, including shareholders in Corbina. One of our significant shareholders, Rostelecom, is one of our direct competitors. Two of our shareholders, Alfa and Telenor, have ownership interests in Vimpelcom and Kyivstar, with whom we have commercial relationships. Although we structure transactions so that they are at “arm’s length”, we cannot be certain that these shareholders will not apply pressure on us to enter into transactions which may not be the most commercially favorable to us.
Alfa’s dispute with the Russian Ministry of Telecommunications may adversely affect our business
     It has been widely reported that Alfa is involved in a dispute with the IPOC Fund, which has been allegedly associated with high-ranking officials at the Russian Ministry of Telecommunications, regarding Alfa’s ownership interest in the mobile operator Megafon. Should that dispute continue or escalate then the Russian Ministry of Telecommunications may put pressure on Alfa and its holdings. One of Alfa’s other holdings is Vimpelcom, our largest customer. Should the Russian Ministry of Telecommunications apply pressure on us or Vimpelcom, it could have serious adverse effects on our operations and financial results.
Certain disagreements between our shareholders may adversely affect our business
     On November 14, 2005 in response to alleged breaches by Alfa of the provisions of the Vimpelcom Shareholders Agreement, Telenor, commenced an arbitration proceeding against Alfa’s affiliates. Because of the dispute, Vimpelcom’s Board of Directors has had difficulties agreeing on several issues. Despite decisions of a Geneva arbitration panel, the dispute between the parties continues. At the present time we do not know what impact this dispute between our two largest shareholders may have on our business.

Our significant shareholders have entered into a Shareholders Agreement whereby these shareholders exercise substantial control over our Board of Directors
     In August 2003, our major shareholders entered into a Shareholders Agreement which became effective in December 2003. Although the Shareholders Agreement and other agreements among the shareholders reduce the chance for conflicts of interest, we cannot assure that any conflicts of interest will be resolved in our favor. We cannot assure you that any group of directors will not take any actions that may adversely affect the interests of minority shareholders. Further, if we consummate any future acquisitions, such agreements may be amended or we and our shareholders may enter into new agreements.
Risks Associated With Our Shares of Common Stock
Our ability to pay dividends on our common stock may be limited
     During 2005, our Board of Directors declared four dividends of $0.20 per common share each to shareholders. In 2006, the Board of Directors declared three dividends of $0.20 per common share each to shareholders. The Board of Directors has not declared any dividends in 2007. The Board of Directors reviews our policy on dividends annually. Even if we continue to generate significant cash flows in the future, our Board of Directors may elect to retain earnings for our future development or for other reasons and, consequently, not declare a dividend. Further, if we raise any capital in the future, we may be restricted from paying dividends under the terms of such financings. In addition, the governments in the countries where we operate may devalue their currencies and take other actions that may restrict the ability of our subsidiaries to declare and pay dividends to us which in turn will limit our ability to pay dividends to our shareholders.
Our share price has been and may continue to be highly volatile
     The price of our shares has been subject to significant volatility since our Initial Public Offering in 1999. In addition, a number of particular factors may adversely affect the market price of our shares or cause the market price to fluctuate and decline materially. These factors include:
▪	Issues concerning the perceived risks of investing in Russia and the CIS, including significant ownership of our shares by a company that is part of a large Russia-based financial and industrial concern;

▪	The limited number of our shares available for trading in public markets;

▪	The potential sale of any large blocks of our shares by our management or large shareholders, including the shares issued as part of the consideration for the Corbina transaction;

▪	Mergers and strategic alliances in the telecommunications industry; and

▪	Inconsistent or restrictive government regulation in the Russian and Ukrainian telecommunications industries.
     In recent years, the market for stock in technology, telecommunications and computer companies has been highly volatile. This is particularly true for companies with relatively small capitalization, such as ours.
FORWARD LOOKING STATEMENTS
     Certain statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other parts of this document, including, without limitation, those concerning (i) future acquisitions and capital expenditures for such acquisitions, including our expectations to fund such requirements through cash on hand, cash from operations, proceeds from additional equity and debt offerings, and debt financing activities, including the $275.0 million loan facility, (ii) our plans to enter the media market, (iii) existing and potential tax claims, (iv) the effects of existing and potential litigation, including our belief that Sovintel has not violated its licenses over traffic routing and the provision of domestic and international services, (v) projected traffic volumes, revenues and other growth indicators; (vi) anticipated revenues and expenses, including capital expenditures to implement our long distance licenses and federal transit network, (vii) conversion of SARs to options, (viii) our plans to provide new, more technologically advanced services to customers, (ix) our competitive environment; (x) our plans to develop FMC services in Ukraine; (xi) our intention to offer our services under the Golden Telecom brand; (xii) our plans to roll-out our fixed-mobile convergent network in Ukraine; (xiii) our intentions to expand our fiber optic capacity in Russia and Ukraine and add transmission capacity; (xiv) our expectations regarding revenues and cost savings from our zonal networks, (xv) the impact of critical accounting policies and estimates; (xvi) the growth and development of our operations in key regions of Russia, (xvii) our growth strategy in our business segments; (xviii) the political, regulatory and economic situation in the markets in which we operate and our expectations regarding the markets in which we operate, (xix) the effect, cost and expected benefits of utilizing our intercity and international licenses, including the implementation of our federal transit network, (xx) expectations regarding deferred taxation, and (xxi) the development and deployment of our broadband and related WiFi technology strategies including the roll-out of our FTTB networks, are forward-looking and concern our projected operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. It is important to note that such statements involve risks and uncertainties and that actual results may differ materially from those expressed or implied by such forward-looking statements. Among the key factors that have a direct bearing on the Company’s results of operations, economic performance and financial condition are the commercial and execution risks associated with implementing the Company’s business plan, our ability to enter the media market, our conversion of Stock Appreciation Rights to options, use of debt for possible future acquisitions, the potential effect of the regulatory regime on our operations, the utilization of our intercity and international licenses including development of our federal transit network and the cost of such development, our ability to effectively operate our zonal networks or interconnect with zonal operators, our ability to integrate recently acquired companies into our operations, any adverse court rulings regarding licenses or other matters, the development of our broadband and related WiFi technology strategies including the development of our FTTB networks, our ability to roll out our fixed-mobile convergent network in Ukraine, the political, economic and legal environment in the markets in which the Company operates, increasing competitiveness in the telecommunications and Internet-related businesses that may limit growth opportunities, and increased and intense downward price pressures on some of the services that we offer. These and other factors are discussed herein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Report.
     Additional information concerning factors that could cause results to differ materially from those in the forward-looking statements are contained in the Company’s filings with the United States Securities and Exchange Commission and especially in the Risks Factor Sections therein, including, but not limited to, the Company’s report on Form 10-K for the year ended December 31, 2006.
     In addition, any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “estimated,” “intends,” “plans,” “projection” and “outlook”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Report and investors, therefore, should not place undue reliance on any such forward-looking statements.
     Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors may emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
SELLING STOCKHOLDERS
     The following table sets forth certain information regarding ownership of our common stock and rights to acquire common stock by each of the Selling Stockholders under this prospectus as of November 7, 2007. For the purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person or group has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
     The Selling Stockholders may sell their shares in the over-the-counter market, in the Nasdaq Global Select Market, in privately negotiated transactions or otherwise. Shares will be sold at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. Transferees of these stockholders or other persons acquiring shares, including brokers who borrow the shares to settle short sales of the common stock, may also use this prospectus.
     The Selling Stockholders will receive all of the net proceeds from the sales of shares and will pay any underwriting discounts and selling commissions.
     This prospectus covers shares of our common stock that have or may be acquired by the Selling Stockholders upon exercise of incentive stock options, the exercise of non-qualified stock options or the vesting of restricted shares granted pursuant to the Plan held as of November 7, 2007.
     There are set forth in the following table opposite the name of each of the Selling Stockholders:
1.	Under the heading “Shares of common stock beneficially owned”, the shares of our common stock beneficially owned by the Selling Stockholder on November 7, 2007, including shares of our common stock (if any) of which the Selling Stockholder had the right on such date to acquire beneficial ownership pursuant to the exercise on or before January 7, 2008 of options that we have granted or the vesting of restricted shares;

2.	Under the heading “Shares awarded under the Plan or which may be acquired and offered”, the shares of our common stock which have been acquired or may be acquired upon exercise of options or the vesting of restricted shares under the Plan.

3.	Under the heading “Shares of common stock to be owned after the completion of the offering”, the shares of our common stock to be beneficially owned by the Selling Stockholder after completion of the offering, based on the number of shares owned on November 7, 2007.
     Certain options granted pursuant to the Plan may be transferred to a member of a Selling Stockholder’s immediate family or to a trust for the benefit of such immediate family members. The names of such transferees and the number of award shares that may be offered by them under the Prospectus will be included in a supplement when such information becomes known. The information as to security holdings is based on information that we receive from the Selling Stockholders and from our Compensation Committee.

			Shares
			awarded under
			the Plan or	Shares of common
		Shares of common	which may be	stock to be owned
	Present principal position	stock beneficially	acquired and	after completion of
Selling Stockholders	with us or affiliates	owned (a)	offered (b)	offering

Peter Aven	Director	811	1,491	—

Vladimir Bulgak	Director	1,081	1,761	—

Kevin Cuffe	Vice President, Managing Director, Business and Consumer Solutions Business Unit	27,375	45,500	—

Patrick Gallagher	Director	1,081	1,761	—

Thor Halvorsen	Director	—	680	—

David Herman	Director	1,081	1,761	—

Kjell Johnsen	Director	811	1,491	—

Oleg Malis	Director	811	1,491	—

Alexey Reznikovich	Director	—	680	—

David Smyth	Director	1,081	1,761	—

Alexey Subbotin	Director of Investor Relations	11,252	25,000	—

Boris Svetlichny	Senior Vice President, Chief Financial Officer and Treasurer	32,500	80,000	200

Jean-Pierre Vandromme	Chief Executive Officer and Director	67,334	134,000	—

Alexander Vinogradov	President	64,954	64,954	—

Michael Wilson	Vice-President, Corporate Controller and Principal Accounting Officer	8,928	23,928	20

Ilya Smirnov	Vice President, General Counsel and Corporate Secretary	16,875	35,000	—

     (a) Included in this column are the number of shares of our common stock which the Selling Stockholder has the right to acquire beneficial ownership of pursuant to the exercise or the vesting of restricted shares on or before January 7, 2008 of options or restricted shares that we granted, as follows: Peter Aven, 811; Vladimir Bulgak, 1,081; Kevin Cuffe, 27,375; Patrick Gallagher, 1,081; Thor Halvorsen, 0; David Herman, 1,081; Kjell Johnsen, 811; Oleg Malis, 811; Alexey Reznikovich, 0; David Smyth, 1,081; Alexey Subbotin, 11,252; Boris Svetlichny, 32,500; Jean-Pierre Vandromme, 67,334; Alexander Vinogradov, 58,454; Michael Wilson, 8,928; and Alexey Subbotin, 16,875. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.
     (b) Included in this column are the number of shares of our common stock which the Selling Stockholder has acquired or may acquire in the future upon exercise of options or vesting of restricted shares, under the Plan. The numbers of such options are as follows: Peter Aven, 1,491; Vladimir Bulgak, 1,761; Kevin Cuffe, 45,500; Patrick Gallagher, 1,761; Thor Halvorsen, 680; David Herman, 1,761; Kjell Johnsen, 1,491; Oleg Malis, 1,491; Alexey Reznikovich, 680; David Smyth, 1,761; Alexey Subbotin, 25,000; Boris Svetlichny, 80,000; Jean-Pierre Vandromme, 134,000; Alexander Vinogradov, 58,454; Michael Wilson, 23,928; and Alexey Subbotin, 35,000. Inclusion of such shares does not constitute an admission by any Selling Stockholder that such person is the beneficial owner of such shares.
PLAN OF DISTRIBUTION
     The shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of such securities for whom they may act as agents. The Selling Stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.
     The shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between such Selling Stockholders and underwriters or dealers who receive fees or commissions in connection therewith. The sale of the shares may be effected in transactions (which may involve crosses, block transactions and borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales of the common stock) (1) on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (2) in the over-the-counter markets, (3) in transactions otherwise than on such exchange or in the over-the-counter market or (4) through the writing of options. Shares also may be delivered in connection with the issuance of securities by issuers other than the Company that are exchangeable for (whether optional or mandatory) or payable in, such shares or pursuant to which such shares may be distributed. At the time a particular offering of the shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of the shares being offered and the terms of the offering, including the name or names of any underwriter, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. This prospectus also may be used by pledges, donees and transferees of the Selling Stockholders or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of the common stock. In addition, the shares which qualify for sale under an applicable exemption from registration under the Securities Act may be sold pursuant to such exemption rather than this prospectus.
     To comply with the securities laws of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.
     The Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provision may limit the timing of purchases and sales of any of the shares by the Selling Stockholders. The foregoing may affect the marketability of such securities.
     The Selling Stockholders will pay all underwriting discounts and selling commissions, if any.

USE OF PROCEEDS

     All net proceeds from the sale of the shares of our common stock being offered under this prospectus will go to the selling stockholder. Accordingly, we will not receive any proceeds from sales of these shares. We are paying the expenses of registration of the shares being offered under this prospectus.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
LEGAL MATTERS
     The validity of the common stock offered hereby has been passed upon for Golden Telecom, Inc. by Ilya Smirnov, Vice President, General Counsel and Secretary of Golden Telecom, Inc.
EXPERTS
     The consolidated financial statements of Golden Telecom, Inc. appearing in Golden Telecom, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including schedule appearing therein), and Golden Telecom, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLC, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLC pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     The following documents which have been filed by Golden Telecom, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) (or furnished by the Registrant to the Commission) are incorporated by reference in this Registration Statement:
(a) the Registrant’s Form’s 8-K filed by the Registrant with the Commission on January 24, 2007, January 25, 2007, February 8, 2007, February 27, 2007, March 13, 2007, March 15, 2007, March 22, 2007, March 28, 2007, May 8, 2007, May 22, 2007, May 25, 2007, May 31, 2007, July 3, 2007, July 19, 2007, July 20, 2007, August 9, 2007, August 10, 2007, October 9, 2007 and November 8, 2007;
(b) the Registrant’s Form’s 8-K/A filed by the Registrant with the Commission on May 30, 2007 and August 9, 2007;
(c) the Registrant’s annual report on Form 10-K for the year ending December 31, 2006 filed by the Registrant with the Commission on March 16, 2007;
(d) the Registrant’s proxy statement filed by the Registrant with the Commission on April 30, 2007,
(e) the Registrant’s quarterly report on Form 10-Q for the quarter ending March 31, 2007 filed by the Registrant with the Commission on May 15, 2007;
(f) the Registrant’s quarterly report on Form 10-Q/A for the quarter ending March 31, 2007 filed by the Registrant with the Commission on August 14, 2007;
(g) the Registrant’s quarterly report on Form 10-Q for the quarter ending June 30, 2007 filed by the Registrant with the Commission on August 14, 2007;
(g) the Registrant’s quarterly report on Form 10-Q for the quarter ending September 30, 2007 filed by the Registrant with the Commission on November 9, 2007;
(h) the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on July 17, 2000; and
(i) the Registrant’s Registration Statement on Form S-8 filed by the Registrant with the Commission on October 23, 2001.
     In addition, all documents subsequently filed or furnished by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing or furnishing of such documents.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty or loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
     The Registrant’s Certificate of Incorporation (the “Certificate”) provides that the Registrant’s directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Certificate and the Registrant’s by-laws further provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.
     The directors and officers of the Registrant are covered under directors’ and officers’ liability insurance policies maintained by the Registrant.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See Index to Exhibits on page 23.
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report on Form 10-K pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moscow, Russian Federation, on this 13th day of November 2007.

GOLDEN TELECOM, INC. (Registrant)
By:	/s/ BORIS SVETLICHNY
Name:	Boris Svetlichny
Title:	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

By:	/s/ MICHAEL D. WILSON
Name:	Michael D. Wilson
Title:	Vice President and Corporate Controller (Principal Accounting Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Boris Svetlichny, Ilya Smirnov and Michael D. Wilson and each of them severally, his true and lawful attorney or attorneys with power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys to have power to act with or without the other, and to have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed such a power of attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/JEAN-PIERRE VANDROMME Jean-Pierre Vandromme	Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2007
/s/BORIS SVETLICHNY Boris Svetlichny	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 13, 2007
/s/MICHAEL D. WILSON Michael D. Wilson	Vice President and Corporate Controller (Principal Accounting Officer)	November 13, 2007
Alexey Reznikovich	Chairman of the Board of Directors
Patrick Gallagher	Vice Chairman of the Board of Directors
/s/PETER AVEN Peter Aven	Director	November 13, 2007
Vladimir Bulgak	Director
/s/THOR HALVORSEN Thor Halvorsen	Director	November 13, 2007
/s/DAVID HERMAN David Herman	Director	November 13, 2007
/s/KJELL JOHNSEN Kjell Johnsen	Director	November 13, 2007
/s/OLEG MALIS Oleg Malis	Director	November 13, 2007
/s/DAVID SMYTH David Smyth	Director	November 13, 2007

Exhibit Index

Designation	Description
4.1	Golden Telecom, Inc. Equity Participation Plan (incorporated by reference to the Registrant’s Proxy Statement dated April 27, 2007).

5	Opinion of Ilya Smirnov, Vice President, General Counsel and Corporate Secretary of the Registrant as to the legality of the securities registered hereby.

23.1	Consent of Ernst & Young LLC, Independent Registered Public Accounting Firm.

23.2	Opinion of Ilya Smirnov, Vice President, General Counsel and Corporate Secretary of the Registrant (included in Exhibit 5).

24	Powers of Attorney (included on signature page).